                                                                    NEWS RELEASE
Exhibit 99.1
                                                           FOR IMMEDIATE RELEASE
                                                               February 28, 2005


For Further Information Contact:
Anthony J. Caldarone
Chairman, President and Chief Executive Officer
Calton, Inc.
(772) 794-1414
Company website:  WWW.CALTONINC.COM


CALTON, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2004 RESULTS AND RESTATEMENT OF FISCAL 2003 FINANCIAL STATEMENTS

Vero Beach, Florida, February 28, 2005 - Calton, Inc. (OTC.BB: CTON.OB) announced today fourth quarter and fiscal year 2004 results and the restatement of its fiscal 2003 financial statements.

FOURTH QUARTER RESULTS
For the quarter ended November 30, 2004, the Company reported a net profit of $380,000 or $0.04 per basic and diluted share, compared to a net profit of $585,000 or $0.06 per basic and diluted share for the quarter ended November 30, 2003. The Company recognized a $487,000 deferred income tax benefit during the quarter ended November 30, 2003 with no similar benefit in the quarter ended November 30, 2004. Revenues of approximately $4 million were generated in the quarter ended November 30, 2004, as compared to $2.3 million for the quarter ended November 30, 2003.

FISCAL 2004 PERFORMANCE
For the fiscal year ended November 30, 2004, the Company reported a net profit of $561,000 compared to a net loss of ($1,665,000) for the fiscal year ended November 30, 2003. This amounted to net income of $0.06 and net loss of ($0.29) per basic and diluted share in fiscal 2004 and 2003, respectively.

Consolidated revenues increased from $3,133,000 in the year ended November 30, 2003 to $12,202,000 in the year ended November 30, 2004. A substantial portion of this increase occurred in the homebuilding segment that began operations in the fourth quarter of fiscal 2003. This segment generated $2,180,000 in revenue for the three months ended November 30, 2003 and $11,587,000 in revenue for the year ended November 30, 2004. Revenues from the Internet development division of eCalton increased from $499,000 in 2003 to $614,000 in 2004.

Cost of sales from the homebuilding division amounted to $9,176,000 for the year ended November 30, 2004 and $1,796,000 for the quarter ended November 30, 2003. Project personnel and expenses for eCalton decreased from $572,000 in 2003 to $289,000 in 2004. The decrease is predominantly a result of the Company's strategic decision to exit the technical staffing line of business in fiscal 2003.

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Selling, general and administrative expenses decreased from $3,155,000 in 2003 to $2,390,000 in 2004. The amount in 2003 includes certain non-cash stock-based compensation expense of $720,000 related to the sale of common stock to certain of the Company's officers; there was no similar charge in 2004.

The Company is currently constructing single-family homes in three separate communities in Vero Beach, Florida. Management continues to assess land acquisition opportunities and negotiate with various landowners, brokers and agents to expand its operations and to create a more diversified product offering.

RESTATEMENT OF FISCAL 2003 FINANCIAL STATEMENTS
In February 2005, the Company, after discussions with the staff of the Securities and Exchange Commission and the Company's independent registered public accounting firm, determined that its previously issued financial statements for the year ended November 30, 2003 required restatement to reflect the recognition of $720,000 of compensation expense in connection with the Company's sale of 4,500,000 shares of common stock to certain of its officers in fiscal 2003. While the sale of the shares of common stock was intended to serve as a financing activity, necessary to engage in homebuilding operations, the measurement date for compensation purposes occurred at a date subsequent to execution of the agreement, at a time when the stock price was higher than the sale price. The restatement will have no effect on shareholders' equity. The Company is filing an Amendment to its Report on Form 10-KSB for fiscal 2003 to reflect the restatement.



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

CALTON, INC. (OTC.BB:  CTON.OB)
                                                             Three Months Ended
                                                                November 30,
                                                      --------------------------------
                                                            2004             2003
                                                      ---------------  ---------------
Revenues                                                  $3,974,000       $2,319,000
                                                      ===============  ===============

Net Profit                                                  $380,000         $585,000
                                                      ===============  ===============

Earnings Per Share
    Basic and Diluted                                          $0.04            $0.06
                                                      ===============  ===============

Weighted Average Number of Shares Outstanding
    Basic                                                  9,337,000        9,224,000
    Diluted                                                9,337,000        9,224,000

                                                             Twelve Months Ended
                                                                November 30,
                                                      --------------------------------
                                                           2004             2003
                                                      ---------------  ---------------

Revenues                                                 $12,202,000       $3,133,000
                                                      ===============  ===============

Net Profit/(Loss)                                           $561,000      ($1,665,000)
                                                      ===============  ===============

Earnings/(Loss) Per Share
    Basic and Diluted                                          $0.06           ($0.29)
                                                      ===============  ===============

Weighted Average Number of Shares Outstanding
    Basic                                                  9,285,000        5,840,000
    Diluted                                                9,414,000        5,840,000

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Certain information included in this press release and Company filings
(collectively, "SEC filings") under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (as well as information communicated orally or in writing between the dates of such SEC filings) contains or may contain forward looking information that is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from expected results. Among these risks, trends and uncertainties are the Company's ability to raise capital, commercial acceptance of the Company's co-branded customer loyalty credit card program, national and local economic conditions, including conditions in the residential homebuilding industry, conditions and trends in the homebuilding, Internet and technology industries in general, changes in interest rates, the Company's ability to acquire property for development, the impact of severe weather on the Company's homebuilding operations, the effect of governmental regulation on the Company and the risks described under the caption "Certain Risks" in the Company's Annual Report on Form 10-KSB for the fiscal year ended November 30, 2004.

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